CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

We hereby consent to the references in the Joint Proxy Statement/Prospectus to our opinion, dated __________, 1997 with respect to the merger of Republic Security Financial Corporation and Family Bank and to our firm, respectively, and to the inclusion of such opinion as an annex to such Joint Proxy Statement/Prospectus. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                           RAYMOND JAMES & ASSOCIATES, INC.





                           By:   /s/ John L. Forney
                                 _________________________
                                    John L. Forney
                                    Vice President




St. Petersburg, FL
April 8, 1997